EXHIBIT 99.2

Energy Focus

Moderator: John Davenport
May 8, 2008
10:30 a.m. CT

Operator:
Good morning. My name is (Michelle) and I will be your conference operator today. At this time I would like to welcome everyone to the 2008 Q1 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. I would now like to turn the call over to Mr. John Davenport, President of Energy Focus. You may begin your conference.

John Davenport:
Thank you, very much, (Michelle). On the call with me is Joe Kaveski, our new Chief Executive Officer and Eric Hilliard, our Chief Operating Officer who will be available for questions. I’ll start with a few comments, and then turn the call over to Joe. We’ll try to keep the call to about an hour as we usually do.

But first, I would like to remind you that forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2008 and thereafter the potential growth of EFO sales based upon its energy savings over LED's and fluorescent lights. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, higher than anticipated expenses, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company's SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Now I would like to address the couple of items briefly before turning the call over to Joe. First, I would like to talk about our first quarter results, then touch on some specifics and then (we’ll) give the call to Joe.

First quarter revenues at $4.8 million showed a modest decline over Q1 2000 revenues, and were a significant improvement in the quarter compared to the 24 percent decline quarter-over-quarter experienced in 2007. EFO sales at $2.1 million were up about a million in the quarter, offsetting forecast traditional product declines lead by declines in pool sales.

EFO sales now account for 44 percent of the company’s revenues compared to 39 percent of revenues in the fourth quarter. We expect to see continued strong quarter-over-quarter growth of the EFO sales through 2008, overcoming forecast declines in our traditional product sales. Cash usage for the quarter was $3.2 million, a significant reduction compared to cash usage of $3.9 million during the same period last year, results of the impact of improvement that we put in place in operational efficiencies.

The company finished the quarter with a balance sheet showing cash of $14.8 million, which included a net of $9.4 million from our recent equity financing. The company is reaffirming a previously forecast doubling of EFO sales in 2008 as compared to 2007. With EFO sales accounting for about fifty percent of EFO’s revenue in 2008, of which approximately 40 percent of the EFO sales are expected the first half and approximately 60 percent in the second half.

Cash usage for the year expected to be limited to $5 million. I am particularly encouraged by the continued growth in reoccurring orders from customers in EFO sales that is beginning to insulate us from the “feast or famine” opportunities that we have had in the past, and is allowing us to create a significant sales backlog that should lead to a more stable EFO sales growth and forecast if that backlog continues to grow.

We lost that specialty store application I talked to you about last time. Even after having passed a significant design hurdle, we lost it in purchasing to conventional (halogen) technologies. That order fortunately wasn’t in our forecast for the year. But it does illustrate the difficulty in selling new technology in the new construction channel.

That is why developing other avenues to market, such as to the government, through the GSA listing and to commercial customers through TCP and Eco-engineering and to other distribution channels are so important. Our technology path continues to deepen. We have recently received our 59th patent with many, many more on the way. And we are already making parts to construct the next phase solar prototypes. That program is on track.

Let’s step back a second and think about where we have been and where we are heading. There are three stages in development of any new technology. Proof of concepts, proof of market, and finally proof of scale. The government provided the bulk of the funding to allow us to take EFO literally from a sketch on a napkin in 2000 to be a real product that we could deliver to customers that actually worked in 2004.

You, our investment community, provided the funding to take EFO through to the next stage. With customers like Whole Foods, Albertsons and Eco-Engineering ordering product on a regular basis, and now with our new EFO showroom to demonstrate to the EFO customer community that we just launched last Friday, we have products that meet customer needs, and the ability to show it to them. We have achieved “proof of market.”

The final stage is “proof of scale.” This, of course, is really the fun stage. The one where the company starts generating sales at a scale that is actually making money for us all. But, just as achieving stage one and stage two needed someone to lead the effort with the right background, which is why Dave Ruckert and the board chose me for that role in 2005, we need someone now with just the right background to achieve that final proof of scale milestone.

We are fortunate that in Joe Kaveski we have that right person. Someone I introduced to our team in a companywide meeting just a few minutes ago as the (Labron James) of marketing and sales. And in fact, that is what he was at Johnson Controls, Inc. (JCI) in my view, building up a terrific energy business and putting together a great marketing and sales team.

I am pleased and excited that Joe has accepted the job that we offered to him this week to become Energy Focus’ new CEO. Joe …

Joe Kaveski:
Good morning everyone, and thank you again for joining us. Again, I am Joe Kaveski, and I would like to share with you how excited I am to now be leading the Energy Focus team. And I would also like to share with you some brief comments or thoughts before we open the lines up for questions.

I guess the first thing is that it is absolutely clear to me that Energy Focus has some great technologies. It is unique, it is impactful, and I believe that it is absolutely tailor made to fit within our energy constrained world. As I look to competitors in industry, I see very few of them that have the intellectual properties, the technology, and a true understanding of lighting that is absolutely necessary for a successful energy solutions provider.

I would also like to offer the thought that I believe that those things I just mentioned are foundations for success. In my experience, no company can be successful without concrete marketing and sales. That successful companies clearly need to offer broad based energy solutions that impact their client’s key business objectives. And that they need to own the customer and have a real sense of urgency to meeting objectives.

And I know this because I spent almost 25 years building energy solutions companies through emphasizing marketing and sales and account management. So with that, I would like to thank you again for joining us. Again I am very excited to be a part of Energy Focus team. And I would now like to open up the lines for questions.

Operator:
OK. At this time I would like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Again, to ask a question, please press star and then the number one on your telephone keypad. OK, your first question comes from the line of Robert Smith, Center for Performance Investing.

Robert Smith:	(INAUDIBLE).

John Davenport:	We can barely hear you, Bob.

Operator:	Yes, sir. Your next question comes from the line of Seth Gelsthorpe of Welch & Forbes.

Seth Gelsthorpe:	Hello, can you hear me?

John Davenport:	Yes. No problem.

Joe Kaveski:	Yes.

Seth Gelsthorpe:
Oh good. Well it’s very exciting developments today, and thank you for explaining them in brief. Could you flush out a little bit more now for me, for all of us on the roles of each of the key senior executives? We’re thrilled, John, with all the things you have done for this company, and hope you are sticking around to continue to lead the scientific effort. But could you just explain kind of what each of the key executives is really going to be focused on?

Joe Kaveski:
Great question, and thank you for asking it. I really believe that it is pretty simple as we step back and evaluate where we are right now. There are two things that really need to be done. We absolutely need to grow marketing and sales. We have got to get growth. That ultimately will lead us to the profitability.

But as importantly is getting the message out about Energy Focus, Inc. Between the investment community and the technical community it is extremely important. So as we go forward, I am responsible for making sure that sales growth and profitability occurs. And John will be helping me extensively in getting the message out to the investment community and the technical community so that Energy Focus receives the recognition that it is due.

Seth Gelsthorpe:	Thank you.

John Davenport:
And we will have Eric (Hilliard), Roger (Buelow) and Nick (Berchtold) of course will be playing the roles that they have played in the past. Eric is our Chief Operating Officer. And he is doing a great job improving the efficiencies of the business. And in fact, we have seen that in the quarter results. Thank you very much, Eric. Roger is our Chief Technology officer. The steady progress we’re making in the solar program is due to Roger and his team.

And Nick is helping us put a new financial system in place which will simplify our reporting process while helping us to get our results together earlier. And maybe hopefully at a lower cost. So those roles are pretty much the same. That is - I will be playing - this is John. I will be playing a little bit different role. In fact, you may not be able to tell Joe and I apart for a while. We will be traveling together. And Seth I am sure that we will be coming up to see you if that is OK.

Seth Gelsthorpe:	Oh, please do. If not, we’ll come see you. But John, are you going to still come to work every day? So you are going to be - you are still going to be a fulltime employee?

John Davenport:	Absolutely.

Seth Gelsthorpe:	And are you going to continue - are you going to continue to oversee taking all the wonderful technology you have to the next level? Or is that passing to someone else?

Joe Kaveski:
This is Joe again. I think that that will be an important part. But I think it is very important that we recognize we have great technology right now, that we can sell today. And we need to do that, and we need to get the message out. And so that really is our primary focuses at this point in time.

John Davenport:
Yes. And to reinforce that, to reinforce that, Joe is - he has the title and the role of CEO so that we are signaling not only externally, but internally that we’ve shifted focus towards execution in sales at EFO. And that is the stage that we’re in now.

Seth Gelsthorpe:	OK.

John Davenport:	And that is where we’re going to focus. However, we are not going to let the technology disappear. Technology will be important. We’ll take care of it. But the new focus will be on delivering sales.

Seth Gelsthorpe:
Great. Can I ask one more - one more question if I could. The specialty application that you described at first, which you actually didn’t get a contract on that you were hoping for, could you explain a little bit more so we can understand what opportunity that might have been, or say as much as you can about that? And in connection with that also, could you talk a little bit more about your degree of confidence in the $14 million (bogey) for EFO for the full 2008 year?

Joe Kaveski:	Yes, Seth, thank you very much for that question. And I am going to forward that one over to Eric, who I think can provide the clarity you are looking for.

Eric Hilliard:
Hello, Seth. It’s Eric. Let me start by answering the first question, which was the opportunity that we had but lost. The loss of this opportunity was obviously disappointing nevertheless. Obviously we will not talk about customer’s names and so forth however we can say that the opportunity was significant. It was major retailer. It was to do display lighting for potentially 200 stores. We went through the design phase and the specification phase successfully.

We made it to the purchasing phase, and during that phase, the company that we were trying to get this product into chose not to use Energy Efficient technology. Instead, they chose to go with low, low first cost technology. This emphasizes the struggles of the construction market with the pricing points needed within that new construction business. So it wasn’t as if this was a better technology that beat us out. I will certainly say that did not happen.

But unfortunately we all know what the market looks like today, and we all know what capital budgets are for businesses, and that was the driving force in this decision unfortunately. So hopefully that sheds some light on the issue.

As far as giving confidence into the guidance, I believe in the guidance completely. And I would go further to say that we ended the first quarter more than 40 percent Energy Focus product. It is taking the hold of the company as we expect it to do. Unfortunately, the housing market is down significantly, and therefore, overall sales are down.

We’re working hard to slow that attrition, specifically in our pool business driven by that market place. But in the Energy Focus products, we’re seeing great success, specifically with our new alliances. We enjoy seeing orders come in, each week, each day on a consistent basis. It’s no longer feast and famine. It is specifically with some of these new products that we’re out there with.

The company is building its backlog. And I am happy to say that our backlog today over the same period of 2007 is doubled. We are seeing Energy Focus products enter the market. I am extremely pleased to have Joe Kaveski now at the helm with his background, with his track record so that we can further this technology into the market place. Get sales and marketing moving out there. So I am confident in delivering the guidance. I hope that helps, Seth.

Seth Gelsthorpe:	Thank you.

Operator:
Again, to ask a question, please press star then the number one on your telephone keypad. That is star then the number one. Your next question comes from the line of Robert Smith, Center for Performance.

Joe Kaveski:	Good morning, Robert, thank you.

Robert Smith:
Yes I had to step away from the phone for five minutes. And I guess I blew this and I missed what you guys were talking about. So I am not sure whether you discussed this or not. But I guess I am really interested in the freezer cases and the EFOI ice and where that is, and why that hasn’t really clicked. I mean …

Joe Kaveski:	Thank you, Robert. And again, I am going to ask Eric to comment on that because I think he can provide you the information you are looking for.

Eric Hilliard:
Hi Bob, Eric again. I know - I am sure you have asked this question a few other times on the calls, and it is a significant product. It has had a lot of investment put into it. We continue to try to put this into the market place. We are - we have it out there. As you know, I don’t want to continue to state or restate things that you know.

But I will say this, as we take this product to market, we are looking at it at a different way. And that means that we look at the market in a different way. We did an installation recently into a U.S. commissary which is a government channel which sells on energy, which sells on maintenance, where you know first cost I am sure is an issue. But it is not the issue.

They were so pleased to understand the technology that they put it into third party testing on their dime, not my dime. So that shows me that they are putting some skin in the game when they are making an investment to if you will, validate the technologies. The U.S. commissary market - there is a large market. It is a significant opportunity for us. We are going to continue to pursue Ice in this market.

We continue to pursue Ice in the commercial market. We have delivered Ice this year. We have shipped Ice. No, it is not in the volumes or quantities I think that the past forecast had stated from years past. It is a buyable product that offers energy solution and when we look at this market landscape, I believe it is just really going to be helping this market understand how they get their payback and avoid the high first cost of putting any product in.

Robert Smith:	Well what is preventing adoption? I mean is it basically a - the payback period or …

Eric Hilliard:
No. I think when you look at installing it, if you have however many - if you do the freezer cases and do the math, and you were going to do all the freezer cases at one time that is a significant first cost. It is going to be a big first cost. Now will it pay back? It will pay back in the timeframes that we have stated, and they are very acceptable timeframes to capital investment. But that is something that that customer has to be able to accept, is that investment, and are they ready to spend that kind of money for that investment?

So that is what we have to work around, not is the technology good. Not is the market place there. How do we overcome the first cost of installation? And then make it not only an acceptable payback, but also acceptable to their economics of the payback.

Robert Smith:	And how did you - how did you lose the specialty retailer opportunity? I mean - I mean what did they see to make a decision like that? It just seems kind of crazy.

Eric Hilliard:
I will echo that with you. It does seem crazy that when you come down to retail; where it is one of the largest, if not the largest user of energy out there, that you wouldn’t choose an energy efficient product but would instead continue to use existing technologies to consume energy.

We did lose this opportunity. I stated this to the shareholders, I am sorry you were offline there with your phones. I stated the fact that we didn’t lose it to technology, we lost it to first cost. We got through the specification period, and the design phase. It came down to purchasing, it came down to money.

Robert Smith:	I see.

Eric Hilliard:	It came down to first cost as it always does in new construction.

Robert Smith:	OK. All right, thanks. Thank you very much.

Eric Hilliard:	You are welcome.

Joe Kaveski:	Thank you.

Operator:	Your next question comes from the line of Seth Gelsthorpe of Welch & Forbes.

Seth Gelsthorpe:	I guess I am on again.

Joe Kaveski:	Morning again. You are on again.

Seth Gelsthorpe:
Thank you. If nobody else was going to use up the time, I will jump in again. Joe, I wonder if you could comment on using this retail opportunity that went south because the installation cost was greater but probably there was a payback in the total cost of ownership, it was a lot less for choosing an energy efficient solution. Using that as an example, I wonder Joe if you see opportunities for a stronger relationship with the players in the energy services world.

Because as I understand it, in that world the energy services company, at least in some cases, helps the end customer to bear the capital cost of installing something with a payback that is - you know that takes a little bit of time to accrue. It seems to me that one of the marketing and sales opportunities (for) potential distribution opportunities is by having energy focus technology on the tip of everyone’s tongue in the energy services world.

Am I - is there an opportunity there? Is that something that could result in something good for Energy Focus?

Joe Kaveski:
Seth, I think that is a great question. And the answer is absolutely yes. And I would like to maybe offer a little more flavor on it. You know Eric mentioned, and John mentioned as well that like other lighting companies, the primary emphasis on moving product to market has been through a construction channel. That by and large is a channel that values nothing other than first cost. And quite honestly, by its design insulates manufacturers from really talking to the economic buyers.

You know that plans and specifications are really dumbed down so that you can promote competitive bidding based upon first cost, not return on investment. That is absolutely different in the existing building market to which the energy services companies cater to. They are approaching the executive levels within the companies. They clearly understand these companies’ key business objectives.

And what they are able to do is, in essence, sell impact on those key business objectives through improvements in the client’s facilities, of which lighting represents more than 20 percent across the board, and it really is the gas that makes the engine go. That is the world that I have extensive experience within. And so I am very excited about intensifying our efforts towards serving the existing building market through energy services providers, and also other organizations and other channels that clearly can communicate that return on investment value message, and the impact that we can have to the organization that we would be involved with.

And we announced an alliance for instance - I believe it was six months ago with the lighting energy services company. And I can tell you that there are big smiles on our face here internally because we’re receiving substantial orders as a direct result of their ability to, in essence, highlight our products as part of a larger bundle to create major league impact for the clients that they are serving. So yes, I look forward to greater involvement within that industry.

And I may offer just one last comment. When we look at EFO Ice and the commissary business on military bases, by and large, the ESCO’s are the ones that have access to those military bases. And federal government agencies are under a dictate that they must absolutely reduce their energy consumption. And energy services if you will, performance contracting is really the primary vehicle of choice right now for ESCO’s helping military bases and government agencies reduce energy consumption.

And so that’s a great vehicle for us to move our product to market in a fashion where the end buyers ultimately respect and value the return on investment that our solutions provide. I hope that answers the question. Thank you.

Seth Gelsthorpe:	It does, thank you.

Operator:	Your next question comes from the line of Jim Finnerty, a private investor.

Joe Kaveski:	Good morning, Jim, and thank you for joining us.

Jim Finnerty:	Good morning. Joe, I wonder if you could just describe for us a little bit more what your background was at Johnson Controls and why you’re considered the LeBron James of lighting.

Joe Kaveski:	Wow.

Jim Finnerty:	And secondly, what types of changes can we expect to see going forward in the sales and marketing effort?

Joe Kaveski:	Very good. Well, thank you. And LeBron James, wow.

Jim Finnerty:	Make sure John knows that’s (James, not John).

John Davenport:	… I know it’s James.

Joe Kaveski:
Well, a little bit about my background is that I do have a degree in electrical engineering, but my focus, in the early days especially, was sales and marketing; sales within a local branch of Johnson Controls, to local hospitals, local industry, local universities and the like. I was also involved with being one on the forefront of kind of establishing a national account type sales within JCI even though they really didn’t have it at the time that I was selling for them.

That led me to branch leadership within JCI where I was responsible for their Shreveport branch, and the way that we grew in a very economically depressed market was by getting very close to the end customers within existing buildings and putting forth our energy solutions that were very broad-based in nature.

We were one of the first ones within the state of Louisiana to actually do a performance based contract with a school district, and we significantly grew that branch accordingly. That moved me into line leadership in sales managing energy solutions sales where I had responsibilities over three to five states depending upon the timeframe, which actually led me into general management of which construction sales, service sales and energy solution sales was my direct responsibility. I had profit and loss, and was very successful there.

And one of the main growth engines was selling energy solutions, broad-based energy solutions, which ultimately brought me to a corporate position within Johnson Controls where my last few jobs really involved two things; one of them I was Vice President of Energy Management Solutions where I was asked to ideate the Johnson Controls Energy Solutions line. It had reached a point in time where sales had kind of plateaued, and so I was asked to take it to the next level from a global marketing perspective, to really understand the markets and the value we bring.

And it was through that effort that I got to appreciate the true value and the movement towards green and sustainability and high performance green buildings, of which energy solutions play a significant role. And because of the success there, I was asked to organize a very high-power team of sales individuals, top guns if you will, to basically begin to sell the full breadth of Johnson Controls solutions be it energy solutions, facility management, construction services, OEM agreements to very large clients where these sales would be very large, $100 million plus and beyond, but also to develop strategic alliances with them so that perhaps our technologies and our services could be resold and impactful to those clients’ customers.

And so that’s just a little bit about the background.

Now I’m sorry - your second question was?

Jim Finnerty:
My second question was, “What type of changes can we expect to see going forward at (EFOI)?” Well you be adding more sales people? You know, you talked about raising the profile of the company. You know, how are you going to do that? Will there be anymore emphasis on international markets or, you know, what is actually going to change going forward?

Joe Kaveski:
Yes, I think that’s a great question, and some of the details I may not be able to provide today, but let me just share with you that I think that it starts with the culture. This organization will be transformed into a technical based type of culture into one that is all about sales and serving the customer. And we will bring forth then tremendous technologies that ultimately are impactful to that customer base.

With that, you absolutely will see an optimization of internal resources that clearly will help in that endeavor. So I would expect, and you should expect to see, the marketing efforts, the getting out the message efforts, intensify within the marketing department and absolutely within public relations. A tremendous effort on my part will be placed there, as well as I am sure with any growth organization, towards adding additional staff in marketing and sales to serve targeted markets where we can have the greatest success because competition may not be there and because our technologies are tailor made for those markets.

Jim Finnerty:
Great, thanks. I think most of us shareholders have long felt that the company has had great technology and has just been, you know, disappointed that it hasn’t been able to be sold more effectively, so I certainly wish you well going forward.

Joe Kaveski:	Thank you very much.

Operator:	Your next question comes from the line of Nick Stiassni of Stiassni Capital.

Nick Stiassni:	Joe, welcome aboard. I’m glad you’re there.

Joe Kaveski:	Thank you …

Nick Stiassni:
Hi, everybody. Joe, I think a lot of these questions have already been answered, but as far as the first cost issue, I think you’ve addressed that. Maybe you can be a little bit more specific in how you would address it in the future.

Also, Eric, maybe you can talk also a little bit about just the alliances with distributors. For example, dock lights was a product that we were hoping to see grow, as well as maybe expansion with some of your existing clients, and maybe just alliances with distributors.

And then, third, as far as forecasting into ’09, if you can look that far out, I mean it would be a great accomplishment to double sales for ’08, but, looking beyond that, is it too soon to kind of, you know, look over the hills and mountains into ’09?

Joe Kaveski:
OK. Well let’s - let me begin with your first question. I really think I can sum it up by saying that, as we look to grow now, it’s pretty clear to me that with an economy that is slowing, a construction industry that is slowing, and a a construction sales channel that does not value a return on investment type sale because it is all about low bid and just-good-enough technology for the moment, that that the construction channel is not really the greatest opportunity for us in the near-term and the long-term.

There’s over five million buildings I believe, commercial, non-residential buildings across the United States. I’ve heard statistics ranging from over 62 billion square feet of existing space that are prime targets for our types of technologies. And, when done properly, in the existing building market, you have access to the true economic buyers that value that return on investment. That energy cost reduction, those operating cost reductions that can impact their bottom line. So clearly, as I look to growing, the existing building channel plays a very significant role for us.

Now, as for your next question, I’m going to pass it over to Eric again who will comment on the second question.

Eric Hillard:	Hi, Nick.

Nick Stiassni:	Hi, Eric.

Eric Hillard:
OK, so I’ll start with the dock light because you said specifically the dock light. And since Joe just stated, “We all have got to start selling.” I’ll reach out to everybody on the call, and if you’re in a building that’s got a shipping dock or two or many more, I’d like you to go find that owner and give us a call because this is a technology that’s right up the vein of existing buildings, which is great. You know? And it’s a 14 watt product that goes up against, in most places, a 90 watt product. Can’t get much better payback coming that way.

But giving that product specifically and other products to the alliances we have with Eco-Engineering and TCPI are showing positive momentum. They understand the selling of value, the selling of energy, the selling of money because that’s the story they sell. You know, energy efficiency is a different thing to sell than a lamp or a light bulb. And it’s certainly different to sell to the existing market than it is to new construction. And this is where they’re having great successes.

It’s also encouraging to have products that, in essence, go in a box and can go out the door and be installed without worrying about the installation arms and associations with other companies. This is one that the actual building owner can put in themselves, which we don’t have to overcome those hurdles, which makes it easier to get follow on orders and consistent backlog and so forth. So as we’re looking at those applications and continuing our development, we look to develop in that type of application. So it’s having good progress. So I hope that answers the question.

Nick Stiassni:	So you’re happy with the progress with your existing alliances with existing distributors?

Eric Hillard:	Absolutely. And I’m excited because we started in January …

Nick Stiassni:	Right.

Eric Hillard:	… and here we are in the second quarter and many orders have come in, not “an” order. Many orders have come in and many more are projected to come in, and each month it grows. And so …

Nick Stiassni:	Should we expect, should we expect progress with new distributors coming on throughout the year?

Eric Hillard:
We - well, this is the distribution process that we want to get the most out of. Like anything, we don’t want to dilute the distribution network. We want to have enough to let them do their job because they are adding feet to the street that we don’t have to spend our fixed overhead on, and that also they have a large national account base, a large customer base that they’re reaching out to and they’re getting out there. So it is growing. To bring on three or four more distributors might not be the best thing to do. It might be the right thing to do, so I’m looking into that, Nick.

Nick Stiassni:	OK. ’09 - is it too soon to look out into ’09?

Eric Hillard:	Yes. I’m going to just be very frank. I think it’s a little too soon to start talking about ’09, but, you know, I appreciate you encouraging us to talk about it.

Nick Stiassni:	Great. OK.

Eric Hilliard:	Thank you.

Operator:	Your next question comes from the line of Jeff Gilbert with Peak

Jeff Gilbert:	Hey gentlemen. Hey …

Joe Kaveski:	Good morning, Jeff.

Jeff Gilbert:	(INAUDIBLE) welcome aboard by the way.

Joe Kaveski:	Thank you, Jeff. We can barely hear you on this end.

Operator:	Your next question comes from the line of Robert Smith, Center for Performance.

Robert Smith:	Hi. That’s Center for Performance of Investing. So, did you mention Wal-Mart at all and what’s happening with these guys?

Joe Kaveski:	I’m going to pass this one over to Eric and let Eric provide you some details.

Eric Hillard:	Hi, Bob. So, we were selling - last you heard, obviously, we were selling the Wal-Mart into Mexico …

Robert Smith:	Yes.

Eric Hillard:	… and right now …

Robert Smith:	… and John said that you were still alive with, you know, the big, the big (guy I mean).

Eric Hillard:
Right. I mean, yes, we have, we have, you know, not been thrown out of any Wal-Mart opportunities so to speak. We have things on (test) at Bentonville. We are, have sold into Wal-Mart Mexico. We talked to the people at Wal-Mart to try to get our technologies moving into there.

But it’s not, I mean, over, obviously. So they’re building. They’re continuing to build in Mexico. They have a plan. They continue to put in new facilities in Mexico. We hope to continue to go into those. Of course, I won’t mislead this - there’s no, you know, signed guarantee. We have to do our part, which is deliver energy efficient products on time, great quality, which we do and we will continue to do, and we hope that we get those orders and continue to fulfill those new stores.

Robert Smith:	But I mean as a corporate entity, they are more longer-term looking. Wouldn’t they be …

Eric Hillard:	Yes.

Robert Smith:	… and certainly they have resources to look at things differently than what you’ve encountered here?

Eric Hillard:
Yes, I think so. And I think now, you know, it probably is a great time to maybe re, you know, take a look at that, go back in there, and - because, hey, everyday the energy story is improving in this country with products and technologies. So just because you were there a month or two months ago doesn’t mean you shouldn’t go back in there. You know, some see oil at $150 a barrel this year. So everyday it’s going to change. So, to your point, and maybe that’s what I’m hearing here, is maybe get back in there and push a little harder. And I’m sure now that, with Joe and his direction on board and of course his expertise, may make the best sense.

Robert Smith:	And the second item is the work, you’re doing in solar with, I guess, under the DARPA contract. I mean …

Joe Kaveski:	Yes, John, would you take that?

John Davenport:
Absolutely. Thanks for the question, Bob. Yes, we are making significant progress on solar. As you know, Energy Focus is a member of the consortium called VHESC which holds the world record for solar conversion efficiency. That’s basically - I talked about glued together prototypes before, well that one was about as glued together as you could get. We’re working on a more stable prototype system, one that you can make more of and get a repeatable answer. And sometime this summer we should - I think we’ll have prototypes that we’ll have measurements on. And that’s very exciting to me. So we’re making progress in Solar. We’re on track. If things work out the way we think they were, that effort will be continued into 2009.

Robert Smith:	And was there any comment made about cash burn for the rest of this year?

John Davenport:	Yes. I made a comment that we would hold to our forecast, which was to limit the burn to less than $5 million.

Robert Smith:	For the year or for the ensuing quarter?

John Davenport:	For the year.

Robert Smith:	For the year.

John Davenport:	For the year.

Robert Smith:	OK, thanks.

Joe Kaveski:	Well, Bob, thank you. And I think, at this particular time, we have time for one more call, so, if we could?

Operator:	OK. Your next question comes from the line of Jeff Gilbert of Peak.

Joe Kaveski:	Welcome back, Jeff. I hope …

Jeff Gilbert:	Can you hear me now?

Joe Kaveski:	I can hear you now.

Jeff Gilbert:
All right. I appreciate it. And I’ll try to make it quick, but just back to that initial capital investment in the payback periods, is there any chance we could discuss the range? I know for different customers, different products, different volumes you’ll have a variety of paybacks, but can you refresh my memory on just ballpark, couple-year, window of payback opportunity, particularly with that order that was lost?

Eric Hillard:
Hey, Jeff, it’s Eric. So I’ll try to field the answer to your question. The order that was lost was first, you know, I wanted to bring it back, was in new construction. And it is different when dealing with new construction and existing building markets and the way that they’re looking at things. And, you know, not to - I mean Joe is here. He can answer the question again. But he did state that when you’re dealing in that new construction market, you’re dealing with the first cost as the first driver of the decision. In that …

Jeff Gilbert:	Totally understand.

Eric Hillard:	… OK, so what is acceptable? I think maybe - is that what you’re getting, to payback terms? Like for the year or less than a year …

Jeff Gilbert:
Not necessarily. I’m just trying to gauge what we’re up against as far as - I mean personally I know what investments I do for a payback, but I know other people have, are much more near-sighted. And I was curious …

Eric Hillard:	We’re offering, so, in cases, we’re offering under two-year paybacks.

Jeff Gilbert:	For retrofit?

Eric Hillard:
Yes it’s for - yes, for coming in there and offering to be able to pay that back. It obviously depends on which product you choose, but it’s under two years, which is a reasonable payback because the longevity of the product is far superior to the existing technology. So add that or couple that with the maintenance story - and a lot of times when you try to sell those into the first cost, they discount the maintenance side of that story because they’re saying, “Well then, the maintenance side of it, you’re having the …” You (now have) the customer’s ability to manage their maintenance side of it, so sometimes they’ll discount that when they’re putting their energy story together or their payback story, or ROI together. So then …

Jeff Gilbert:	Thanks, Eric. You answered my question actually. The two year is great, and that’s, yes.

Eric Hillard:	OK, Jeff.

Jeff Gilbert:	Thank you very much for your help and great quarter guys.

Joe Kaveski:	And I’ll tell you what, we’ll take one more call, and then we’ll move on. So operator, if I could have one more call.

Operator:	OK. Your next question comes from the line of Seth Gelsthorpe of Welch and Forbes.

Joe Kaveski:	Good morning, Seth.

Seth Gelsthorpe:
It’s me. It’s me again. I made it through the queue. Thank you. Actually I have, I have three questions. One is, it was mentioned in the last call of a global distributor or some - and I don’t remember the details, but some discussion about that, and I wondered if there’s any progress on that, if that’s gone away.

Second question is, one of the things that a lot of us Energy Focus fans have kind of been wringing our hands about is we read articles, we hear politicians posture, we see lots of discussion in this terrific macro-environment about dependency on foreign energy sources, inefficiency, and we just about never see Energy Focus, which actually, you know, is this wonderful little company. It has stunning technology to solve some of these problems. We never see them present. We hear, even on a national level, politicians who spout off about energy problems and don’t have any idea what they’re talking about. It seems to me that it’s absolutely a bonanza of PR opportunities just to educate reporters, politicians and that kind of thing. And I wonder, Joe, if you could explain how you see that opportunity, if it’s anything like the way I see it.

And, third, the solar opportunity, I wonder if you could - the right person could explain the kind of unit volume potential you see and the kind of gross margin potential you see for those units, just to translate it into, from - no disrespect intended - but from a science project to a commercial opportunity. So I think that’s really what matters.

Joe Kaveski:
OK, Seth, let me, let me try to address your second question here relative towards the need for our types of solutions. And really this is exactly what I mean by getting the message out. And I see it exactly the same way. We have a real opportunity to help educate not only our legislators but also the populous at large relative to the options that they have today. You know, I think that, that there might be a real public belief that these new technologies are coming, but they’re not necessarily here yet. And the fact of the matter - and you saw it by the nature of your question - they are here today, and they’re great technologies, and they’re very robust.

And it was very interesting and exciting to me when we recently had our opening for our showroom. We had State of Ohio Representative Matt Dolan who we asked to speak. It was almost a perfect event. We will be publishing pictures on our Web site and hopefully be putting video on our Website as well. Our event shows that representative Dolan clearly understood and was espousing the fact that here is a company that was based in Ohio and that had terrific technologies that could help the United States today in lowering its dependent on foreign oil as well as positively impacting the bottom line of the companies that apply these technologies. That was very exciting to me to hear this from Representative Dolan. So yes, it is clearly an emphasis for myself as well as the new marketing and public relations department where we will be getting the message out just to those issues.

So I hope that answer that question. And I’m going to actually turn it over to John to address the solar question, if that’s OK.

John Davenport:
And just one word about that other question about the global distributor, I remember talking about exploring other distribution options, but not really getting into it in any detail. And the idea that, you know, obviously we talked about two distributors and maybe there are others, so, going forward.

But solar though, I think that’s really exciting. There’s no question that solar is a big opportunity. One of the things that I’ll be doing, working with Joe, is figuring out just how to answer your question concretely. So I want you to hold that question and ask it, and ask it again next quarter, give us a change to really dig into it further. We are in the early stages when we talked about it.

Joe, is that pretty much your thinking on that?

Joe Kaveski:	Absolutely. So Seth, have we offered the clarity we could on those questions?

Seth Gelsthorpe:
Thank you very much, and I think all of the Energy Focus investors will absolutely be delighted when you speak in terms of units and margins on those units for all of the opportunities that you described.

Joe Kaveski:	Very good, very good.

Seth Gelsthorpe:	So thank you.

Joe Kaveski:
Thank you, Seth. So, at this time, I would like to just close down our call. Again, I’d like to thank you for joining us today. I am extremely excited to be a part of the Energy Focus team. It has a great future.

And I’d also like to invite everyone on the call today to the annual (Merriman, Curhan and Ford Cleantech conference in New York where Energy Focus will be one of the guest speakers there. And again, intensifying our efforts to get the message out to the community. So thank you again, and I look forward to meeting and speaking with you in the very near future. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END